Exhibit 99.1

NEWS
For Immediate Release
THOMAS & BETTS CORPORATION
ANNOUNCES DECISION TO SELL PLASTIC PIPE OPERATIONS
Decision Follows Comprehensive Evaluation of Strategic Alternatives

     MEMPHIS, Tenn. — January 15, 2008 — Thomas & Betts Corporation (NYSE:TNB) today announced that it has completed its previously announced strategic assessment of the plastic pipe business acquired in conjunction with the company’s recent purchase of Lamson & Sessions Co. As a result of this evaluation, the company has decided to divest its portfolio of polyvinyl chloride (PVC) and high-density polyethylene (HDPE) conduit, duct and pressure pipe used in construction, industrial, municipal, utility and telecommunications markets. Sold under the Ameriduct, Pyramid, Lamson Vylon and other brand names, these products generated approximately $230 million in sales for the 12-month period ended September 30, 2007. The operations are headquartered in Cleveland, Ohio.
     Thomas & Betts has retained Morgan Joseph & Co. as its exclusive financial advisor to assist with the sale of these operations.
     Thomas & Betts Corporation is a leading manufacturer of electrical components used in construction, industrial and utility markets. The company is also a leading producer of commercial heating and ventilation units and highly engineered steel structures used primarily for utility transmission. Headquartered in Memphis, Tenn., the company has manufacturing, distribution and office facilities worldwide. More information on the company, its products and markets can be found at www.tnb.com.

CONTACT:	Tricia Bergeron
901-252-8266; tricia.bergeron@tnb.com
CAUTIONARY STATEMENT
     This press release includes forward-looking statements that are identified by terms such as “expected,” “includes,” “will,” and “could.” These statements discuss business strategies, economic outlook and future performance. These forward-looking statements make assumptions regarding the company’s operations, business, economic and political environment, including, without limitation, customer demand, government regulation, terrorist acts and acts of war. The actual results may be materially different from any future results expressed or implied by such forward-looking statements. Please see the “Risk Factors” section of the company’s Form 10-K for the fiscal year ended December 31, 2006, for further information related to these uncertainties. The company undertakes no obligation to publicly release any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.
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